Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Humacyte, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	1,333,334(2)	$3.515(3)	$4,686,669.01	0.00011020	$516.48
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$4,686,669.01		$516.48
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$516.48

(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional shares of common stock as may be issuable with respect to the shares being issued hereunder as a result of stock splits, stock dividends or similar transactions.
(2)Consists of 1,333,334 shares of common stock registered for resale by selling securityholders that may be issued upon exercise of the Option (as defined in the Registration Statement).
(3)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Common Stock on June 2, 2023, as reported on the Nasdaq Global Select Market under the symbol “HUMA”.